FOR IMMEDIATE RELEASE Contact: Frank Henigman, Chief Financial Officer 760-929-8226

RUBIO’S® Restaurants, Inc. Reports 2008
Second Quarter Results

CARLSBAD, CA - August 6, 2008 - Rubio's® Restaurants, Inc. (NASDAQ: RUBO) today announced financial results for the second quarter and year-to-date period ended June 29, 2008.

Second Quarter Results

•	Revenues rose 4.9% to $45.1 million, from $43.0 million for the same quarter last year.
•
Comparable store sales decreased 3.9%, versus a comparable store sales increase of 7.8% for the same quarter last year. Transactions decreased 5.4% and check average increased 1.6% from the same quarter last year.

•	Net income decreased 33.4% to $335,000 from $503,000 for the same quarter last year.
•	Earnings per share were $0.03 per diluted share as compared to $0.05 per diluted share for the same quarter last year.
•
Restaurant operating margins (see definition below) declined 10 basis points to 16.9%, from 17.0% for the same quarter last year. As a percentage of restaurant sales, restaurant labor decreased by 70 basis points, while cost of sales increased by 30 basis points and restaurant occupancy and other increased by 50 basis points.

•	Adjusted EBITDA (see table below) was $3.4 million as compared to $3.3 million for the same quarter last year, an increase of 4.8%.
•	Average unit volume for restaurants in our comp base for the trailing 52 weeks was $1,018,000.

Year-to-Date Results

•	Revenues rose 3.9% to $87.3 million, from $84.0 million for the same two quarters last year.
•
Comparable store sales decreased 3.6%, versus a comparable store sales increase of 8.0% for the same two quarters last year. Transactions decreased 5.5% and check average increased 2.0% from the same two quarters last year.

•	Net loss was $(410,000) as compared to net income of $698,000 for the same two quarters last year.
•	Earnings per share was a loss of $(0.04) per diluted share as compared to earnings of $0.07 per diluted share for the same two quarters last year.
•
Restaurant operating margins (see definition below) decreased 80 basis points to 15.4% from 16.2% for the comparable period last year. As a percentage of restaurant sales, restaurant labor decreased by 50 basis points, while cost of sales increased by 30 basis points and restaurant occupancy and other increased by 100 basis points.

•	Adjusted EBITDA (see table below) was $4.8 million as compared to $6.0 million for the same two quarters of last year, a decrease of 20.4%.

“Despite a challenging economic environment, we are pleased by our second quarter earnings which reflect our intense focus on tightly managing food and labor costs as well as general and administrative expenses. Revenues for the second quarter continued to be negatively impacted by high gas prices and the weak economy, especially in the communities hit hard with subprime problems. However, we are optimistic about the introduction in July of our new menu that introduced several new products, including Grilled Gourmet Tacos. Our guests’ response to the Grilled Gourmet Tacos has been very positive. The higher ticket price of the new items, combined with a price increase, has improved comparable store sales trends early in the third quarter. We believe we have made adjustments in our strategy to respond to the challenges of the weak economy and well positioned Rubio’s for when the economy improves,” said Dan Pittard, Rubio’s President and CEO.

Non-GAAP Term Definitions

Regulation G, “Disclosure of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide two Non-GAAP financial measures: “restaurant operating margins” and “Adjusted EBITDA.”

We use restaurant operating margins to evaluate the performance of our restaurants. We calculate restaurant operating margins by dividing restaurant sales less cost of sales, restaurant labor and restaurant occupancy and other by restaurant sales.

We also provide Adjusted EBITDA, which is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income or a measure of liquidity. We use Adjusted EBITDA in our evaluation of funding requirements for future development and other needs. We calculate Adjusted EBITDA as net income plus income tax expense, less other income, plus loss on disposal/sale of property, plus store closure reserve, plus depreciation and amortization and plus share-based compensation expense.

The differences between Adjusted EBITDA and GAAP net income (loss) for the second quarter and year-to-date are as follows:

	13 weeks ended 6/29/08	13 weeks ended 7/1/07	26 weeks ended 6/29/08	26 weeks ended 7/1/07
	(in thousands)		(in thousands)

Net income (loss)	$335	$503	$(410)	$698
Income tax expense (benefit)	244	336	(253)	479
Other (income) expense	32	(96)	31	(199)
Loss on disposal/sale of property	58	32	162	50
Store closure expense (reversal)	45	0	(46)	0
Depreciation and amortization	2,332	2,199	4,591	4,407
Share-based compensation	361	277	710	575
Adjusted EBITDA	$3,407	$3,251	$4,785	$6,010

Conference Call

The Company will host a conference call on August 6, 2008 at 2:00 p.m. - Pacific Time to discuss the financial results. For those wishing to listen, the conference call will be broadcast live over the internet at www.rubios.com (click on Webcast located under Investor Relations in the Company menu). A recording of the conference call will also be available at www.earnings.com for one year after the date of the call.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill(R). The first Rubio's was opened in 1983 in the Mission Bay community of San Diego by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to chargrilled marinated chicken, lean carne asada steak, and slow-roasted pork carnitas, Rubio's menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily, and Rubio's uses canola oil with zero grams trans fat per serving. The menu includes tacos, burritos, salads and bowls, quesadillas, HealthMex(R) offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 180 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at http://www.rubios.com.

Safe Harbor Disclosure

Some of the information in this press release or the related conference call may contain forward-looking statements regarding future events or the future financial performance of the Company. Please note that any statements that may be considered forward-looking are based on projections; that any projections involve judgment, and that individual judgments may vary. Moreover, these projections are based only on limited information available to us now, which is subject to change. Although those projections and the factors influencing them will likely change, we are under no obligation to inform you if they do. Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond our control, including, among others, our comparable store sales results and revenues, our product, labor expenses and other restaurant costs, the success of our promotions, new product offerings and marketing strategies, our ability to recruit and retain qualified personnel, adverse effects of weather, the adequacy of our reserves related to closed stores or stores to be sold, increased depreciation or asset write downs, our ability to manage ongoing and unanticipated costs, such as costs to comply with regulatory initiatives and litigation costs, our ability to implement a franchise strategy, our ability to open additional or maintain existing restaurants in the coming periods, our ability to finalize our settlement of the wage and hour class action lawsuits filed in California and the effects of ever-increasing competition. These and other factors can be found in our filings with the SEC including, without limitation, in the “Risk Factors” section of our most recent Annual Report on Form 10-K. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

# # #

RUBIO'S RESTAURANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

RESTAURANT SALES	$45,108	$43,002	$87,229	$83,947
FRANCHISE AND LICENSING REVENUES	39	46	79	80
TOTAL REVENUES	45,147	43,048	87,308	84,027

COST OF SALES	12,976	12,258	25,262	24,019
RESTAURANT LABOR	14,100	13,777	27,968	27,361
RESTAURANT OCCUPANCY AND OTHER	10,395	9,661	20,597	18,984
GENERAL AND ADMINISTRATIVE EXPENSES	4,491	4,228	9,048	8,078
DEPRECIATION AND AMORTIZATION	2,332	2,199	4,591	4,407
PRE-OPENING EXPENSES	139	150	358	150
STORE CLOSURE EXPENSE (REVERSAL)	45	0	(46)	0
LOSS ON DISPOSAL/SALE OF PROPERTY	58	32	162	50

OPERATING INCOME (LOSS)	611	743	(632)	978
OTHER INCOME (EXPENSE)	(32)	96	(31)	199

INCOME (LOSS) BEFORE INCOME TAXES	579	839	(663)	1,177
INCOME TAX EXPENSE (BENEFIT)	244	336	(253)	479

NET INCOME (LOSS)	$335	$503	$(410)	$698

BASIC EPS DATA
EPS	$0.03	$0.05	$(0.04)	$0.07

AVERAGE SHARES OUTSTANDING	9,950	9,874	9,950	9,834

DILUTED EPS DATA
EPS	$0.03	$0.05	$(0.04)	$0.07

AVERAGE SHARES OUTSTANDING	9,950	10,050	9,950	9,950

	Percentage of Total Revenues		Percentage of Total Revenues
	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

TOTAL REVENUES	100.0%	100.0%	100.0%	100.0%

COST OF SALES (1)	28.8%	28.5%	29.0%	28.6%
RESTAURANT LABOR (1)	31.3%	32.0%	32.1%	32.6%
RESTAURANT OCCUPANCY AND OTHER (1)	23.0%	22.5%	23.6%	22.6%
GENERAL AND ADMINISTRATIVE EXPENSES	9.9%	9.8%	10.4%	9.6%
DEPRECIATION AND AMORTIZATION	5.2%	5.1%	5.3%	5.2%
PRE-OPENING EXPENSES	0.3%	0.3%	0.4%	0.2%
STORE CLOSURE EXPENSE (REVERSAL)	0.1%	0.0%	-0.1%	0.0%
LOSS ON DISPOSAL/SALE OF PROPERTY	0.1%	0.1%	0.2%	0.1%
OPERATING INCOME (LOSS)	1.4%	1.7%	-0.7%	1.2%
OTHER INCOME (EXPENSE)	-0.1%	0.2%	0.0%	0.2%
INCOME (LOSS) BEFORE INCOME TAXES	1.3%	1.9%	-0.8%	1.4%
INCOME TAX EXPENSE (BENEFIT)	0.5%	0.8%	-0.3%	0.6%
NET INCOME (LOSS)	0.7%	1.2%	-0.5%	0.8%

(1) As a percentage of restaurant sales

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 29, 2008	December 31, 2007
	(unaudited)

CASH AND SHORT-TERM INVESTMENTS	$3,342	$3,562
OTHER CURRENT ASSETS	11,584	11,663
PROPERTY - NET	43,864	40,916
LONG-TERM INVESTMENTS	-	3,069
OTHER ASSETS	12,940	11,858
TOTAL ASSETS	$71,730	$71,068

CURRENT LIABILITIES	$18,361	$18,199
OTHER LIABILITIES	9,000	8,794
STOCKHOLDERS' EQUITY	44,369	44,075
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$71,730	$71,068